The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

Subject to completion, dated February 4, 2009

PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To prospectus dated December 23, 2008)	Registration No. 333-156316

KfW, Frankfurt/Main, Federal Republic of Germany

EGP

    % Global Notes due 2010

Payable in U.S. dollars

KfW, also known as Kreditanstalt für Wiederaufbau, will pay principal of and interest on the notes on February     , 2010, the stated maturity of the notes. The notes will not be redeemable at any time prior to maturity.

The notes will be denominated in Egyptian pounds (“EGP”). KfW will make all payments of principal and interest on the notes in U.S. dollars. The U.S. dollar amounts of payments of principal of and interest on the notes will be determined as set forth under “Terms of the Notes — Payments” in this prospectus supplement.

KfW will make payments with respect to the notes without deduction or withholding of taxes, unless otherwise required by law. There will be no “gross-up” provision requiring additional payments to be made in respect of the notes in the event of the imposition of a tax deduction or withholding.

Pursuant to the Law Concerning KfW, the notes will benefit from a statutory guarantee of the Federal Republic of Germany.

Purchasers of the notes must make payment in U.S. dollars.

For information on foreign exchange related risks, see “Foreign Exchange Exposure — Foreign Exchange Related Risks with Respect to the Notes” on page S-4 in this prospectus supplement.

The notes are governed by the laws of the Federal Republic of Germany and provide that the District Court (Landgericht) in Frankfurt am Main is the exclusive jurisdiction in which an action or other legal proceedings arising out of or in connection with the notes may be brought.

Application has been made to list the notes on the regulated market of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the Loi relative aux prospectus pour valeurs mobilières dated July 10, 2005 (the “Luxembourg Prospectus Act”).

Per Note	Total
Price to public(1)%	$
Underwriting commissions %	$
Proceeds to KfW(1)(2)%	$

(1)	Plus accrued interest, if any, from February , 2009, if settlement occurs after that date. Purchasers will make payment of the price to public in U.S. dollars based on an exchange rate of EGP =U.S.$ 1.00.
(2)	Before deduction of expenses payable by KfW.

The manager named in this prospectus supplement is offering the notes subject to various conditions. The manager will have the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the notes will be made upon the instructions of the manager through the facilities of The Depository Trust Company, New York, also known as DTC, as well as through the facilities of other clearing systems that participate in DTC, including Clearstream Banking, société anonyme, Luxembourg, also known as CBL, and Euroclear Bank SA/NV, also known as Euroclear, on or about February     , 2009. The notes will be represented by one or more permanent global certificates and will not be exchangeable for definitive certificates except in the limited circumstances described in this prospectus supplement. The notes have been assigned a CUSIP number of     , an ISIN number of US500769DC52 and a common code of     .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

J.P. Morgan

Prospectus Supplement dated     , 2009

This prospectus supplement should be read together with the accompanying prospectus dated December 23, 2008, and the documents incorporated herein by reference. See “Incorporation by Reference” in this prospectus supplement. These documents taken together are herein referred to as the “disclosure document.” The documents incorporated herein by reference contain information regarding KfW, the Federal Republic of Germany and other matters. Further information concerning KfW and the notes offered hereby may be found in the registration statement (Registration Statement No. 333-156316) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 relating to our debt securities described in the prospectus.

If the information in this prospectus supplement differs from the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

The disclosure document fulfills the requirements for a simplified prospectus pursuant to Chapter 2 of Part III of the Luxembourg Prospectus Act. It does not constitute a prospectus pursuant to Part II of the Luxembourg Prospectus Act, which transforms Directive 2003/71/EC (the “Prospectus Directive”) into law in Luxembourg. Accordingly, the disclosure document does not purport to meet the format and the disclosure requirements of the Prospectus Directive and Commission Regulation (EC) No. 809/2004 implementing the Prospectus Directive, and it has not been, and will not be, submitted for approval to any competent authority within the meaning of the Prospectus Directive. The notes issued pursuant to the disclosure document will therefore not qualify for the benefit of the single European passport pursuant to the Prospectus Directive.

The Luxembourg Stock Exchange takes no responsibility for the content of the disclosure document, makes no representations as to its accuracy or completeness and expressly disclaims any liability for any loss arising from or in reliance upon the whole or any part of the contents of the disclosure document. KfW accepts full responsibility for the accuracy of the information contained in the disclosure document, and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein misleading in any material respect.

You should rely only on the information provided in the disclosure document. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where such offer is not permitted. You should not assume that the information contained in the disclosure document is accurate as of any date other than the date on the front of each document forming part of the disclosure document or, with respect to information incorporated by reference, as of date of such information.

References herein to “euro” or “€” are to the single European currency adopted by certain participating member countries of the European Union, including the Federal Republic of Germany, as of January 1, 1999. References to “EGP” are to Egyptian pounds. References to “U.S. dollars” or “$” are to United States dollars.

For historical information regarding exchange rates between euro and U.S. dollars based on the noon buying rates as published by the Federal Reserve Bank of New York until December 31, 2008, see KfW’s annual report on Form 18-K, as amended, which is incorporated by reference herein. The euro foreign exchange reference rate between euro and U.S. dollars as published by the European Central Bank on January 30, 2009, was €1.00=$1.2816. For information regarding exchange rates between Egyptian pounds and U.S. dollars, see “Foreign Exchange Exposure” in this prospectus supplement.

References herein to “we” or “us” or similar expressions are to KfW. References to “KfW Bankengruppe” or “group” are to KfW and its consolidated subsidiaries.

In connection with this offering of notes, J.P. Morgan Securities Ltd. or any person acting for it may over-allot the notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that J.P. Morgan Securities Ltd. or any person acting for it will undertake stabilization action. Any stabilization action may begin at any time after the adequate public disclosure of the final terms of the offer of the notes and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the closing date and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by J.P. Morgan Securities Ltd. or any person acting for it in accordance with all applicable laws.

INCORPORATION BY REFERENCE

The SEC and the Luxembourg Stock Exchange allow us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of the information provided to you, and information that we file later with the SEC and the Luxembourg Stock Exchange, in each case to the extent it stipulates that it is to be incorporated by reference, will automatically update and supersede this information. We incorporate by reference the documents and any amendments to them filed with the SEC and the Luxembourg Stock Exchange until completion of this offering. For a list, see “Where You Can Find More Information” in the accompanying prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus supplement has been delivered, upon the request of such person, a copy of any or all of the documents deemed to be incorporated herein by reference unless such documents have been modified or superseded as specified above. Requests for such documents should be directed to KfW at its office at Palmengartenstraße 5-9, D-60325 Frankfurt am Main. In addition, such documents will be available free of charge from the principal office in Luxembourg of Deutsche Bank Luxembourg S.A. See “General Information — Documents Available” in this prospectus supplement. You may also request a copy of these filings at no cost by writing to Deutsche Bank Trust Company Americas, c/o Deutsche Bank National Trust Company, Trust & Securities Services, 25 DeForest Avenue, Mail Stop: SUM 01-0105, Summit, New Jersey 07901, U.S.A.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately $     (after deducting underwriting commissions and expenses). The net proceeds from the sale of the notes will be used by us in our general business.

FOREIGN EXCHANGE EXPOSURE

Foreign Exchange Related Risks with Respect to the Notes

An investment in the notes involves exchange and related risks. You should consult your financial and legal advisors about the risk of investing in the notes. We disclaim any responsibility for advising you on these matters. If you do not have experience or sophistication with respect to foreign currency transactions, these notes are not an appropriate investment for you.

An investment in the notes, which are denominated in, and provide for payments that are determined by reference to, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities, entails significant risks that are not associated with a similar investment in a security denominated in that other currency.

Currency exchange rates can be volatile and unpredictable and may be affected by macroeconomic factors and speculation. Rates of exchange between the U.S. dollar and the Egyptian pound have varied significantly over time. Historical Egyptian pound/U.S. dollar exchange rates are presented under “— Historical Egyptian Pound/U.S. Dollar Exchange Rate Information” below. However, historical trends do not necessarily indicate future fluctuations in rates and should not be relied upon as indicative of future trends.

Because the principal and interest on the notes are payable in U.S. dollars and the notes are denominated in Egyptian pounds, prospective purchasers of the notes will necessarily be assuming the risk of depreciation of Egyptian pound against the U.S. dollar. If the Egyptian pound depreciates against the U.S. dollar, the effective yield on the notes (in U.S. dollar terms) will decrease below the interest rate on the notes and the amount payable on the interest payment and maturity date may be less than your investment, resulting in a loss to you. Depreciation of the Egyptian pound against the U.S. dollar may also adversely affect the market value of the notes.

Government policies or actions in Egypt and other countries could adversely affect the exchange rate between the Egyptian pound and the U.S. dollar and an investment in the notes. Between 1991 and 2003, for example, the exchange rate of the Egyptian pound was pegged to the U.S. dollar. In January 2003, the Central Bank of Egypt abandoned the peg and allowed the Egyptian pound to float freely against other currencies. The Central Bank of Egypt continues to intervene in the currency markets through the use of its foreign exchange reserves and interest rate policies. These interventions could adversely affect the value of the notes, as well as the yield (in U.S. dollar terms) on the notes and the amount payable to you on the interest payment and maturity date. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in Egypt or elsewhere could lead to significant and sudden changes in the exchange rate between the Egyptian pound and the U.S. dollar.

Historical Egyptian Pound/U.S. Dollar Exchange Rate Information

The following table shows the average, high and low closing spot mid rates for Egyptian pounds, expressed in number of Egyptian pounds per $1.00, for the periods and dates indicated. No representation is made that the Egyptian pound or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or Egyptian pounds, as the case may be, at any particular rate. The closing spot mid rate for Egyptian pounds on January 30, 2009 was EGP 5.5602 = $1.00. Closing spot mid rates have been obtained from Bloomberg L.P. as of January 30, 2009.

Year ended December 31,	Average(1)	High	Low
2003	5.9629	6.1650	4.5900
2004	6.1984	6.2548	6.0875
2005	5.7839	6.0000	5.7378
2006	5.7398	5.7735	5.7105
2007	5.6354	5.7112	5.4757
2008
January	5.5126	5.5690	5.4600
February	5.5068	5.5575	5.4746
March	5.4678	5.4820	5.4475
April	5.4190	5.4550	5.3693
May	5.3508	5.3650	5.3387
June	5.3408	5.3487	5.3287
July	5.3108	5.3375	5.2916
August	5.3278	5.3682	5.2810
September	5.4281	5.4725	5.3700
October	5.5362	5.5875	5.4445
November	5.5251	5.5636	5.5050
December	5.5107	5.5187	5.4936
2009
January	5.5229	5.5617	5.4895

(1)	For periods of one year, the average of the closing spot mid rates on the last business day of each month during the relevant year; for periods of one month, the average of the closing spot mid rates on each business day of the month during the relevant month.

TERMS OF THE NOTES

The following description of the particular terms and conditions of the notes offered hereby (referred to as the “notes” in this prospectus supplement and as the “securities” in the accompanying prospectus) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and conditions of notes set forth in the accompanying prospectus, to which description reference is hereby made. The description of the terms and conditions below (with the exception of certain explanatory text designated by italics) is substantially the same as the legally binding English language text thereof and is qualified in its entirety by reference thereto.

General Provisions

Aggregate Principal Amount and Denomination.     The notes will be issued in the aggregate principal amount of      Egyptian pounds (EGP     ) (the “EGP Aggregate Principal Amount”), divided into      notes in denominations of EGP 500,000 each, which will rank equally among themselves.

Global Certificates, Notes and Form.    The notes will be represented by one or more permanent global certificates without interest coupons (the “global certificates”). The global certificates will be kept in custody by Deutsche Bank Trust Company Americas, c/o Deutsche Bank National Trust Company, New York, also known as DBTCA, or any successor, as custodian for DTC until all our obligations under the notes have been satisfied. The global certificates will be issued in registered form in the name of Cede & Co., as nominee of DTC, also known as the registered holder, recorded in a register kept by the registrar (as defined under “— Registrar, Calculation Agent and Paying Agents”) and represent the notes credited to accounts maintained with DTC by financial institutions that are participants in DTC. Each person ultimately holding a note is referred to herein as a “noteholder.” Each global certificate will be manually signed by two of our authorized representatives and manually authenticated by or on behalf of the registrar. Copies of the global certificates will be available free of charge at the paying agent (as defined under “— Registrar, Calculation Agent and Paying Agents”). Definitive certificates and interest coupons for individual notes will not be issued, unless DTC is unable or unwilling to continue providing its services and a successor securities depositary is not obtained. In such a case, a noteholder may request the issue of definitive certificates representing its individual notes and corresponding interest coupons (see “Clearing and Settlement — The Clearing Systems — DTC”).

Transfer.    The notes may be transferred through DTC or its participants. Transfers of notes will require appropriate entries in securities accounts as described in further detail under “Clearing and Settlement — Transfers”.

Status

The notes will constitute unsecured and unsubordinated obligations of KfW and will rank equally with all of our other present and future unsecured and unsubordinated obligations, but subject to any applicable mandatory statutory exceptions.

Interest

Interest Rate and Due Dates.    The notes will bear interest at the rate of     % per year on the EGP Aggregate Principal Amount as from February     , 2009. The notes will cease to bear interest upon the end of the day preceding the day on which they become due for redemption. Interest will be payable in U.S. dollars on February     , 2010. The U.S. dollar amount will be determined as set forth under “— Payments — Payments and Currency Exchange Mechanism” below.

Late Payment.    Should we fail to redeem the notes on the due date therefor, interest on the notes shall, subject to the provisions with respect to business days (as defined under “— Payments — Business Days” in this prospectus supplement), accrue beyond the due date until actual redemption of the notes at the default rate of interest established by law. Under German law, the default rate is five percentage points above the basic rate of interest announced by the German Federal Bank immediately after January 1 and July 1 in each year. In January 2009, the German Federal Bank announced a base rate of 1.62% per annum, making the default rate at that time 6.62%.

Day Count Fraction.    Whenever it is necessary to compute any amount of interest on any note for any period of time, such interest will be calculated on the basis of the actual number of days in the relevant period (known as “actual/actual (ICMA)”).

Maturity; Repurchase

Maturity.    The notes will be redeemed at par on February     , 2010. Principal will be payable in U.S. dollars as set forth under “— Payments — Payments and Currency Exchange Mechanism.” Subject to the provisions with respect to termination for default set forth under “— Termination for Default” in this prospectus supplement, neither we nor any noteholder will be entitled to redeem the notes prior to their stated maturity.

Repurchase.    We may at any time purchase and resell notes in the open market or otherwise at any price. Notes so purchased and not resold by us may, at our own discretion, be held or surrendered to the paying agent for cancellation.

Payments

Payments and Currency Exchange Mechanism.    Payments of principal of and interest on the notes will be made on the relevant payment date (see “— Payment Date and Due Date” below) to, or to the order of, the registered holder registered at the close of business on the relevant record date (see “— Record Date” below) in the register kept by the registrar in U.S. dollars as set forth below. The funds will be distributed through the relevant DTC participants (see “Clearing and Settlement — Certification and Custody; Appointment of Registrar and Paying Agents” below) to the noteholders as of the relevant record date. Payments of principal will be made upon surrender of the global certificates to the paying agent.

Noteholders will receive payments of principal and interest in respect of the notes in U.S. dollars in accordance with the procedures set forth below.

In the case of payment of principal, the aggregate amount to be paid to all noteholders in U.S. dollars will be determined by the calculation agent (as defined in “— Registrar, Calculation Agent and Paying Agents” below) by reference to 100% of the EGP Aggregate Principal Amount of the notes divided by the EGP Rate (as defined below).

In the case of payment of interest, the aggregate amount to be paid to all noteholders in U.S. dollars will be determined by the calculation agent by reference to the interest amount on the EGP Aggregate Principal Amount of the notes divided by the EGP Rate.

“EGP Rate” means, with respect to the EGP Valuation Date (as defined below), the EGP/U.S. dollar exchange rate, expressed as the amount of EGP per U.S. dollar determined by the calculation agent on the EGP Valuation Date by reference to the applicable EGP/U.S. dollar rate based on the 12 noon fixing Cairo time on Reuters page FEMF, or any successor page, provided, however, that, if the Reuters page FEMF, or any successor page, is not available or the applicable EGP/U.S. dollar rate does not appear on Reuters page FEMF, or any successor page (“Price Source Disruption”), the calculation agent will, subject to Valuation Postponement as described below, request the Cairo office of each of the reference banks (as defined below) to provide an exchange rate quotation for the EGP/U.S. dollar offered rate for U.S. dollars, expressed as the amount of EGP per one U.S. dollar on the EGP Valuation Date (“Fallback Survey”). If four or five quotations are offered, the highest and the lowest of such quotations will be disregarded and the arithmetic mean of the remaining quotations shall be the relevant fallback reference rate. If two or three quotations are offered, then the relevant fallback reference rate will be the arithmetic mean of all the quotations obtained. If only one quotation is offered, such quotation will be the relevant fallback reference rate. Subject to Fallback Survey Valuation Postponement as described below, if no quotation is offered and the calculation agent determines in its sole discretion, acting in good faith and in a commercially reasonable manner, that no suitable reference bank is prepared to provide an exchange rate quotation, the calculation agent will determine the fallback reference rate in its sole discretion, acting in good faith and in a commercially reasonable manner.

“EGP Valuation Date” means the day on which the EGP Rate is determined.

“Scheduled EGP Valuation Date” means the fifth Cairo business day prior to February     , 2010, being the first possible EGP Valuation Date.

“Reference banks” as used herein means five leading dealers, banks or banking corporations, which deal in EGP, selected by the calculation agent in its sole discretion, acting in good faith and in a commercially reasonable manner, and acceptable to us.

“Cairo business day” means any day (other than a Friday or Saturday) on which credit institutions are open for business in Egypt.

“Unscheduled Holiday” means a day that is not a Cairo business day and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly available information) until a time later than 9:00 am (Cairo time) two Cairo business days prior to the Scheduled EGP Valuation Date. In the event that the Scheduled EGP Valuation Date is an Unscheduled Holiday, the determination of the EGP Rate shall be made on the next day which is a Cairo business day. If the EGP Valuation Date has not occurred due to a continued Unscheduled Holiday on or before the 14th consecutive calendar day after the Scheduled EGP Valuation Date (“Deferral Period for an Unscheduled Holiday”), such 14th day, if a Cairo business day but for an Unscheduled Holiday, or the next day that would have been a Cairo business day but for an Unscheduled Holiday, shall be deemed to be the EGP Valuation Date.

“Valuation Postponement” for Price Source Disruption means, for obtaining an EGP Rate, that the EGP/U.S. dollar exchange rate will be determined on the Cairo business day first succeeding the day on which the Price Source Disruption ceases to exist, unless the Price Source Disruption continues to exist (measured from the date that, but for the occurrence of the Price Disruption Event, would have been the EGP Valuation Date) for 14 consecutive calendar days. In such event, the EGP/U.S. dollar exchange rate will be determined on the next Cairo business day after such a 14-day period pursuant to the Fallback Survey as described above.

“Fallback Survey Valuation Postponement” means that, in the event that a fallback reference rate is not available on or before the third Cairo business day (or the day that would have been a Cairo business day but for an Unscheduled Holiday) succeeding the end of either (1) the Valuation Postponement for Price Source Disruption, (2) the Deferral Period for an Unscheduled Holiday or (3) Cumulative Events (as defined below), the EGP Rate will be determined by the calculation agent in its sole discretion as described above. For the avoidance of doubt, Cumulative Events, if applicable, do not preclude the postponement of the determination of the EGP Rate as described in the foregoing.

Except as provided below, in no event shall the total number of consecutive calendar days during which either (1) the determination of the EGP Rate is deferred due to an Unscheduled Holiday or (2) a Valuation Postponement occurs (or any combination of (1) and (2)) (“Cumulative Events”), exceed 14 consecutive calendar days in the aggregate. Accordingly, (a) if, upon lapse of such a 14-day period, an Unscheduled Holiday has occurred or is continuing on the day following such period that otherwise would have been a Cairo business day, then such day will be deemed to be an EGP Valuation Date, and (b) if, upon lapse of such a 14-day period, a Price Source Disruption shall have occurred or be continuing on the day following such period on which the EGP/U.S. dollar exchange rate otherwise would be determined, then Valuation Postponement will not apply and the EGP/U.S. dollar exchange rate shall be determined pursuant to the Fallback Survey as described above.

The payment date for principal and interest will be subject to adjustment if the Scheduled EGP Valuation Date is adjusted due to an Unscheduled Holiday or if Valuation Postponement applies, and in each such case, the payment date shall be as soon as practicable, but in no event later than the fifth New York business day, London business day and TARGET business day after the date on which the EGP/U.S. dollar exchange rate is determined. No further interest shall be paid in respect of any resulting delay in payment.

The calculation agent will cause the EGP Rate, any fallback reference rate and the amount of principal and interest payable in U.S. dollars to be notified to us, to the noteholders and the paying agent as set forth in “— Notices” below as soon as possible after their determination but in no event later than the day that is the third New York business day, London business day and TARGET business day thereafter.

The principal and interest amounts in U.S. dollars will be paid by wire transfer of same day funds to the registered holder of the global certificates for payment through DTC’s settlement system to the relevant DTC participants.

All payments made by or on behalf of us to, or to the order of, the registered holder at the close of business on the relevant record date will discharge our liability under the notes to the extent of the sums so paid.

Record Date.    The record date for purposes of payments of principal and interest (see “— Payments and Currency Exchange Mechanism” above) will be, in respect of each such payment, the tenth New York business day prior to February     , 2010.

Business Days.    If any due date for payment of principal or interest to, or to the order of, the registered holder of the global certificates is not a New York business day, London business day and TARGET business day, such payment will not be made until the next day which is a New York business day, London business day and TARGET business day, and no further interest will be paid in respect of the delay in such payment.

“New York business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York.

“London business day” means any day (other than a Saturday or Sunday) on which credit institutions are open for business in London.

“TARGET business day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System (TARGET) (or any successor), which utilizes a single shared platform and was launched on November 19, 2007, is open.

Payment Date and Due Date.    For the purposes of the terms and conditions of the notes, “payment date” means the day on which the payment is actually to be made, where applicable as adjusted in accordance with the preceding paragraphs, and “due date” means the interest payment date or the maturity date set forth above, without taking account of any such adjustment.

Taxes

All payments by us in respect of the notes will be made without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we will not be required to pay any additional amounts in respect of the notes. There will be no “gross-up” provision requiring additional payments to be made in respect of the notes in the event of imposition of deduction or withholding of taxes or other duties.

Termination for Default

Any noteholder may, at its option, declare its notes due and demand repayment thereof at their principal amount plus interest accrued to the date of repayment if we fail to pay any amount payable under the notes within 30 days from the relevant due date. The right to declare notes due will cease if we have made payment to, or to the order of, the registered holder before the noteholder has exercised such right. Any notice declaring notes due will be made by means of a written notice to be delivered by hand or registered mail to us together with proof that such noteholder at the time of such notice is a holder of the relevant notes by means of a certificate of the noteholder’s custodian as set forth under “— Governing Law, Jurisdiction, Enforcement and Language — Enforcement” in this prospectus supplement. Definitive certificates and interest coupons for individual notes will not be issued in the event of a default.

Registrar, Calculation Agent and Paying Agents

We will appoint DBTCA as initial registrar (the “registrar”) and paying agent (the “paying agent”) and, to the extent required by law, Deutsche Bank Aktiengesellschaft, Frankfurt am Main (“Deutsche Bank Frankfurt”) as additional paying agent (DBTCA and, if applicable, Deutsche Bank Frankfurt in performing such function, the “paying agent”). We will appoint      as calculation agent (the “calculation agent”) with respect to the determination of payments of principal and interest in U.S. dollars in respect of the notes. We reserve the right at any time to vary or terminate the appointment of the registrar, the calculation agent or any paying agent or approve any change in the office through which they act (the “specified office”), provided that there shall at all times be a registrar, a calculation agent and a paying agent, and provided further that so long as the notes are listed on any stock exchange (and the rules of such stock exchange so require), we will maintain a paying agent with a specified office in the city in which such stock exchange is located. We will give notice of any change in the registrar, calculation agent or paying agents or in their specified offices by publication in the manner set forth under “— Notices” in this prospectus supplement.

The registrar, calculation agent and the paying agents in such capacities are acting exclusively as our agents and do not have any legal relationship of whatever nature with the registered holder or any noteholder and are not in any event accountable to the registered holder or any noteholder.

All communications, opinions, determinations, calculations, quotations and decisions, given, expressed, made or obtained for these purposes by the calculation agent will (in the absence of manifest error) be binding on KfW, the paying agents and the noteholders.

Further Issues

We reserve the right, from time to time without the consent of the noteholders, to issue additional notes, on terms identical in all respects to those set forth in the terms and conditions of the notes (except that the date from which interest shall accrue may vary), so that such additional notes shall be consolidated with, form a single issue with and increase the aggregate principal amount of, the notes. The term “notes” shall, in the event of such increase, also include such additional notes.

Notices

All notices regarding the notes shall be published (a) in the Federal Republic of Germany in the electronic Federal Gazette (elektronischer Bundesanzeiger) and, to the extent legally required, in addition thereto, in any other form of media prescribed by law; and (b) also in a leading daily newspaper printed in the English language and of general circulation in New York City (expected to be The Wall Street Journal). Any notice will become effective for all purposes on the third day following the date of its publication or, if published more than once or on different dates, on the third day following the date of first publication.

Governing Law, Jurisdiction, Enforcement and Language

Governing Law.    The notes, both as to form and content, as well as our rights and duties and those of the noteholders will be governed by and will be construed in accordance with the laws of the Federal Republic of Germany. Any dispositions of the notes, including transfers and pledges of notes, executed between DTC participants, and between DTC itself and DTC participants, will be governed by the laws of the State of New York.

Jurisdiction.    Any action or other legal proceedings arising out of or in connection with the notes may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.

Enforcement.    Any noteholder may in any proceedings against us or to which the noteholder and we are parties protect and enforce in its own name its rights arising under its notes on the basis of (a) a certificate issued by its custodian (i) stating the full name and address of the noteholder, (ii) specifying an aggregate principal amount of notes credited on the date of such statement to such noteholder’s securities account maintained with such custodian and (iii) confirming that the custodian has given a written notice to DTC and the registrar containing the information pursuant to (i) and (ii) and bearing acknowledgments of DTC and the relevant DTC participant and (b) copies of the global certificates certified as being true copies by a duly authorized officer of DTC or the registrar. For purposes of the foregoing, “custodian” means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the noteholder maintains a securities account in respect of any notes and includes DTC and its participants, including any other clearing system which participates in DTC.

Language.    The conditions are written in the English language and accompanied by a German language translation. The English text will be controlling and binding. The German language translation is provided for convenience only.

ADDITIONAL UNITED STATES TAX CONSIDERATIONS

The following discussion supplements the disclosure provided under the heading “United States Taxation” in the accompanying prospectus (the “U.S. Tax Disclosure”) and is intended to be read in conjunction with the prospectus. The following supplemental discussion applies to you if you are a United States Holder, as defined in the U.S. Tax Disclosure.

The notes will be treated as short-term notes. The special rules that apply to short-term notes are described under the caption “United States Holders — Original Issue Discount — Short-term Notes” in the U.S. Tax Disclosure.

Although not entirely free from doubt, KfW believes that the issue price of the notes will be the EGP stated principal amount of the notes. The Internal Revenue Service could take the position, however, that the issue price of the notes should instead be the EGP value of the U.S. dollars a United States Holder pays for a note based on the exchange rate in effect on the settlement date, which could either increase or decrease the amount of original issue discount a United States Holder would otherwise accrue in respect of the notes (because such amount could either be more or less than the EGP stated principal amount of the notes). Prospective United States Holders should consult their tax advisors regarding the determination of the issue price of the notes.

Although not entirely free from doubt, KfW believes that a United States Holder’s tax basis in a note generally will be the U.S. dollar value of the EGP stated principal amount of the notes based on the exchange rate that is in effect on the settlement date. The U.S. dollar amount that is actually paid by the United States Holder for a note may differ from the amount determined under the preceding sentence, since the U.S. dollar purchase price will be determined using a currency exchange rate determined as of the pricing date, rather than the settlement date. A United States Holder may recognize U.S.-source foreign currency gain or loss in an amount equal to such difference.

The Internal Revenue Service could take the position, however, that a United States Holder’s tax basis in a note will be equal to the U.S. dollar amount that is actually paid by the United States Holder for the note. Prospective United States Holders should consult their tax advisors regarding the determination of their tax basis in a note.

CLEARING AND SETTLEMENT

The information set forth below with respect to DTC, Euroclear or CBL, which are collectively referred to as the clearing systems, is subject to any change in, or reinterpretation of, the rules, regulations and procedures of the clearing systems currently in effect. The information concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor the manager take any responsibility for the accuracy thereof. Investors wishing to use the facilities of any of the clearing systems are advised to confirm the continued applicability of the rules, regulations and procedures of the relevant clearing system. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in the notes held through the facilities of any clearing system or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests of any noteholder.

Certification and Custody; Appointment of Registrar and Paying Agents

Clearing and settlement arrangements, including the existing links between Euroclear, as operator of the Euroclear System, and CBL and the participation of these systems in DTC, will provide investors access to three major clearing systems. At initial settlement, the notes will be represented by one or more permanent global certificates without interest coupons which will not be exchangeable for definitive certificates representing individual notes except in very limited circumstances described under “— The Clearing Systems — DTC.” The global certificates, which are to be held by DBTCA as custodian for DTC, will be issued in registered form in the name of Cede & Co., as nominee of DTC, and will represent the notes credited to accounts maintained with DTC by financial institutions that are participants in DTC (“DTC participants”). The notes are expected to be accepted for clearing and settlement through DTC on February     , 2009. Euroclear and CBL participate in DTC, and, accordingly, notes held by investors electing to hold notes through financial institutions that are participants in Euroclear (“Euroclear participants”) and customers of CBL (“CBL customers”) are also represented by the global certificates.

The notes represented by the global certificates will equal the total aggregate principal amount of the notes outstanding at any time. The noteholders as the owners of beneficial interests in the global certificates will not be entitled to have notes registered in their names, and will not be entitled to receive physical delivery of definitive certificates representing individual notes. We may issue definitive certificates representing individual notes in limited circumstances described under “— The Clearing Systems — DTC.”

We will appoint DBTCA as initial registrar and paying agent, and to the extent required by law, Deutsche Bank Frankfurt as additional paying agent, as described in more detail under “Terms of the Notes — Registrar, Calculation Agent and Paying Agents.”

Payments

As described under “Terms of the Notes — Registrar, Calculation Agent and Paying Agents,” DBTCA will act as our initial paying agent for the notes. Principal and interest payments on the notes will be made by us through the paying agent to the registered holder in U.S. dollars as set forth under “Terms of the Notes — Payments.” All payments duly made by or on behalf of us to, or to the order of, the registered holder will discharge our liability under the notes to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, neither we nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the global certificates. Payments by DTC participants and indirect DTC participants (as defined under “— The Clearing Systems — DTC”) to owners of beneficial interests in the global certificates will be governed by standing instructions and customary practices and will be the responsibility of the DTC participants or indirect DTC participants as described below. Neither we nor the paying agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interests in the global certificates or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests. Substantially similar principles will apply with regard to Euroclear and CBL participants.

Transfers

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of DTC, Euroclear or CBL, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within DTC, Euroclear or CBL, as the case may be, in accordance with their respective procedures established for this purpose. Transfers of book-entry interests in the notes between any of DTC, Euroclear and CBL may be effected in accordance with the procedures established for this purpose by DTC, Euroclear and CBL.

The Clearing Systems

Overview

Beneficial interests in the global certificates will be represented through book-entry accounts at financial institutions acting on behalf of the noteholders as direct and indirect participants in DTC. An investor may elect to hold beneficial interests in the global certificates directly through either DTC, Euroclear or CBL, if such investor is a participant in any such system, or indirectly through an organization which is a participant in any such system. Euroclear and CBL will hold interests on behalf of their participants through customer securities accounts in the name of Euroclear and CBL on the books of their respective depositaries, which in turn will hold such interests in customer securities accounts in their respective names on the books of DTC.

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is, in turn, owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly (“indirect DTC participants”). The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission.

Purchases of notes under the DTC system must be made by or through direct DTC participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner of notes in DTC is, in turn, to be recorded on the direct and indirect DTC participants’ records. Beneficial owners will not receive written confirmations from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in certain limited circumstances set forth below.

To facilitate subsequent transfers, all notes deposited by direct DTC participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co., or such other DTC nominee, do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct DTC participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Payment of principal of and interest on the notes will be made to Cede & Co., or any other DTC nominee. DTC’s practice is to credit direct DTC participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the paying agent, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such DTC participant and not of DTC, the paying agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal of and interest on the notes to Cede & Co., or any other DTC nominee, is our or the paying agent’s responsibility, disbursement of such payments to direct DTC participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect DTC participants.

DTC may discontinue providing its services as depositary with respect to the notes at any time by giving reasonable notice to us or the paying agent. Under such circumstances, in the event that a successor depositary is not obtained, definitive certificates representing individual notes are required to be printed and delivered.

CBL

CBL is incorporated under the laws of Luxembourg. CBL holds securities for its customers and facilitates the clearing and settlement of securities transactions between CBL customers through electronic book-entry changes in accounts of CBL customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CBL in various currencies, including U.S. dollars. In addition to settlement of internationally traded securities, CBL provides, among other things, services for safekeeping, administration, and securities lending and borrowing to CBL customers. CBL also deals with domestic securities markets in many countries through established depositary and custodial relationships.

CBL is registered as a bank in Luxembourg and, as such, is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks.

CBL customers are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the manager. U.S. CBL customers are limited to securities brokers and dealers and banks. Indirect access to CBL is also available to other institutions that clear through or maintain a custodial relationship with an accountholder of CBL. CBL has established an electronic bridge with Euroclear to facilitate settlement of trades between CBL and Euroclear.

Distributions with respect to notes held beneficially through CBL will be credited to cash accounts of CBL customers in accordance with CBL’s rules and procedures, to the extent received by its U.S. depositary.

Euroclear

Euroclear holds securities and book-entry interests in securities for participating organizations and facilitates the clearing and settlement of securities transactions between Euroclear participants, and between Euroclear participants and participants of certain other securities settlement systems through electronic book-entry changes in accounts of such participants or through other securities intermediaries.

Euroclear provides Euroclear participants, among other things, with safekeeping, administration, clearing and settlement, securities lending and borrowing, and related services. Euroclear participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations. The manager may be a Euroclear participant.

Investors who are Euroclear participants may acquire, hold or transfer interests in the notes by book-entry to accounts with Euroclear. Investors who are not Euroclear participants may acquire, hold or transfer interests in the notes by book-entry to accounts with a securities intermediary who holds a book-entry interest in the notes through accounts with Euroclear.

Although Euroclear has agreed to the procedures provided below in order to facilitate transfers of securities among Euroclear participants, and between Euroclear participants and participants of other securities settlement systems, it is under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time.

Investors electing to acquire notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. Notes to be acquired against payment through an account with Euroclear will be credited to the securities clearing accounts of the respective Euroclear participants in the securities processing cycle for the business day following the settlement date for value as of the settlement date, if against payment.

Investors electing to acquire, hold or transfer notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions in securities. Euroclear will not monitor or enforce any transfer restrictions with respect to the notes offered herein.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by its U.S. depositary.

Global Clearing and Settlement Procedures

Initial Settlement

All of the notes will initially be registered in the name of Cede & Co., the nominee of DTC. CBL and Euroclear may hold omnibus positions on behalf of their participants through customers’ securities accounts in CBL’s and/or Euroclear’s names on the books of their respective U.S. depositary, which, in turn, holds such positions in customers’ securities accounts in its U.S. depositary’s name on the books of DTC.

Holders of the notes may hold their notes through DTC (in the United States) or CBL or Euroclear (in Europe) if they are participants of such systems, or indirectly through organizations that are participants in such systems.

Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic U.S. dollar-denominated bond market will be followed for primary market purchasers which are participants in DTC, and notes will be credited to their securities accounts on the settlement date against payment in U.S. dollars in same-day funds. Investors electing to hold their notes through Euroclear or CBL accounts will follow the settlement procedures applicable to conventional Eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and CBL holders on the business day following the settlement date against payment for value on the settlement date.

Secondary Market

Secondary market trading between DTC participants (other than U.S. depositaries) will be settled using the procedures applicable to U.S. corporate debt obligations in same-day funds. Secondary market trading between Euroclear participants and CBL customers will be settled using the procedures applicable to conventional Eurobonds in same-day funds.

When securities are to be transferred from the account of a DTC participant (other than U.S. depositaries) to the account of a Euroclear participant or a CBL customer, the purchaser must send instructions to the applicable U.S. depositary one business day before the settlement date. Euroclear or CBL, as the case may be, will instruct its U.S. depositary to receive the securities against payment. Its U.S. depositary will then make payment to the DTC participant’s account against delivery of the securities. After settlement has been completed, the securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Euroclear participant’s or CBL customers’ accounts. Credit for the securities will appear on the next day (European time) and cash debit will be back-valued to, and the interest on the notes will accrue from the value date (which would be the preceding day when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Euroclear or CBL cash debit will be valued instead as of the actual settlement date.

Euroclear participants and CBL customers will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Euroclear or CBL. Under this approach, they may take on credit exposure to Euroclear or CBL until the securities are credited to their accounts one day later.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending securities to the applicable U.S. depositary for the benefit of Euroclear participants or CBL customers. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants.

Due to time zone differences in their favor, Euroclear participants and CBL customers may employ their customary procedure for transactions in which securities are to be transferred by the respective clearing system, through the applicable U.S. depositary to another DTC participant’s account. In these cases, Euroclear will instruct its U.S. depositary to credit the securities to the DTC participant’s account against payment. The payment will then be reflected in the account of the Euroclear participant or CBL customer the following business day, and receipt of the cash proceeds in the Euroclear participants’ or CBL customers’ accounts will be back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If the Euroclear participant or CBL customer has a line of credit with its respective clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Euroclear participant’s or CBL customer’s accounts would instead be valued as of the actual settlement date.

SUBSCRIPTION AND SALE

Subscription Agreement

J.P Morgan Securities Ltd. (the “manager”) has agreed with us pursuant to a subscription agreement dated     , 2009 (the “subscription agreement”), to subscribe and pay for the principal amount of the notes at     % of such principal amount less a combined commission of     % of such principal amount. Under the terms and conditions of the subscription agreement, the manager is committed to take and pay for all of the notes, if any are taken. After the initial public offering, the price to public may be changed.

We have agreed in the subscription agreement to indemnify the manager against certain liabilities, including liabilities under the Securities Act of 1933. The manager has agreed to bear certain expenses relating to the offering of the notes.

Certain Selling Restrictions

The notes will be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is legal to make such offers. The following selling restrictions will apply to the notes.

European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), the manager has represented and agreed not to make an offer of the notes to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to (i) Article 3(2) of the Prospectus Directive or (ii) any applicable national law of that Relevant Member State; whereby the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom.    The manager has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of such notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

United States.    The manager has agreed that in connection with any offering and distribution of the notes and the distribution of the prospectus and any other offering material relating to the notes in the United States such manager will comply with and cause any of its affiliates which offers or sells notes in the United States to comply with applicable United States law and any applicable laws, rules and regulations of any relevant state jurisdiction.

Japan.    The manager has acknowledged and agreed that the notes have not been and will not be registered under the Financial Instruments and Exchange Law (Law No. 25 of 1948, as amended, the “Financial Instruments and Exchange Law”) and that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or resale, directly or indirectly, in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Canada.    The manager has represented and agreed that it has not offered or sold, and it will not offer or sell any notes, directly or indirectly, in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada and will represent that any offer of notes in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. The manager has further represented and agreed that it has not and it will not distribute or deliver the prospectus or any other offering material relating to the notes in Canada or to any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada. The manager has also represented and agreed that it will send to any dealer who purchases from it any notes a notice stating in substance that, by purchasing such notes, such dealer represents and agrees that it has not offered or sold, and it will not offer or sell any notes, directly or indirectly, in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada, that any offer of notes in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made and that it has not and it will not distribute or deliver the prospectus or any other offering material relating to the notes in Canada or to any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada, and that such dealer will deliver to any other dealer to which it sells any such notes a notice to the foregoing effect.

Hong Kong.    The manager has represented and agreed that (a) it has not offered and sold, and will not offer or sell, in Hong Kong, by means of any document, any notes other than (i) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or (iii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) (“SFO”) and any rules made under the SFO, or (iv) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO; and (b) it has not issued, or had in its possession for the purposes of issue, and will not issue, or have in its possession for the purpose of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made under the SFO.

Egypt.    The manager has agreed that it will not offer the notes in Egypt and will not distribute any offering materials in Egypt.

Public Offer.    The manager has acknowledged that (other than in the United States) no action has been or will be taken in any jurisdiction by the manager or us that would permit a public offering of the notes, or possession or distribution of the prospectus or any other offering material relating to the notes, in any jurisdiction where action for those purposes is required. The manager will comply with all applicable laws and regulations in each jurisdiction in which it purchases, offers, sells, distributes or delivers notes or has in its possession or distributes the prospectus or any other offering material relating to the notes and will obtain or make, give or fulfill any consent, approval, registration, notice, permission or other regulatory requirement required by it or us for the purchase, offer, sale, distribution or delivery of the notes and the possession or distribution of the prospectus or any other offering material relating to the notes under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any such purchase, offer, sale, distribution or delivery, in all cases at its own expense.

Other Provisions

Conditions.    The subscription agreement provides that the obligations of the manager are subject to certain conditions, including approval of certain legal matters by counsel. In addition, the manager may, after consultation with us, terminate the subscription agreement at any time prior to the payment of the purchase price if there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its view be likely to prejudice materially the success of the offering and distribution of the notes or dealing in the notes in the secondary market.

No Established Trading Market.    The notes are a new issue of securities with no established trading market. Application has been made to list the notes on the regulated market of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the Loi relative aux prospectus pour valeur mobilières dated July 10, 2005 (Luxembourg Prospectus Act). We expect that the manager will intend to make a market in the notes. The manager may agree to do so but may discontinue market making at any time. No assurance can be given as to the liquidity of the trading market for the notes.

Stabilization.    In connection with this offering of notes, J.P. Morgan Securities Ltd. or any person acting for it may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by J.P. Morgan Securities Ltd. or any person acting for it of a greater number of the notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by J.P. Morgan Securities Ltd. or any person acting for it may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by J.P. Morgan Securities Ltd. or any person acting for it at any time. These transactions may be effected in the over-the-counter market or otherwise.

Delivery and Settlement

It is expected that delivery of the notes will be made upon the instructions of the manager against payment on or about the date specified in the penultimate paragraph of the cover page of this prospectus supplement, which will be the fifth New York business day following the date of pricing of the notes. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade notes on the date of pricing of the notes or the succeeding business days up to three days prior to the date of delivery of the notes, it may be required, by virtue of the fact that the notes will initially settle on the fifth New York business day following the date of pricing of the notes, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing of the notes or the next succeeding business day should consult their own advisors.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon on behalf of KfW by the Legal Department of KfW, and on behalf of the manager by Hengeler Mueller Partnerschaft von Rechtsanwälten, Frankfurt am Main. KfW is also being represented by Sullivan & Cromwell LLP, New York, New York, and the manager is also being represented by Simpson Thacher & Bartlett LLP, New York, New York.

GENERAL INFORMATION

Further Information

Further information concerning the notes and concerning KfW and the Federal Republic of Germany may be found on file with the SEC, as described in greater detail under the heading “Where You Can Find More Information” in the accompanying prospectus.

Documents Available

For so long as the notes are outstanding, copies of the documents mentioned in this prospectus supplement will be available free of charge during the usual business hours at the specified offices of the Luxembourg listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115, Luxembourg (“DB Luxembourg”), including:

•	the form of global certificates, including the terms and conditions of the notes;

•	the Law Concerning KfW and KfW’s by-laws;

•	the form of subscription agreement;

•	the agency agreement appointing DBTCA and, to the extent required by law, Deutsche Bank as agents;

•	the most recent annual report of KfW; and

•	the documents incorporated by reference as stated under “Incorporation by Reference” in this prospectus supplement.

Listing

Application has been made to list the notes on the regulated market of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the Luxembourg Prospectus Act and in accordance with the rules thereof. This prospectus supplement, together with the accompanying prospectus, will be published on the website of the Luxembourg Stock Exchange (www.bourse.lu).

Additional Paying Agent

We will appoint Deutsche Bank Aktiengesellschaft, Große Gallusstraße 10-14, D-60272 Frankfurt am Main, as an additional paying agent. Moreover, we will appoint DB Luxembourg as Luxembourg paying and transfer agent, to act in such capacities should we be required to issue definitive certificates representing individual notes. In such case, noteholders should contact DB Luxembourg regarding payment and transfer.

Securities Identification Numbers

The notes have been assigned a CUSIP number of     , an ISIN number of US500769DC52, a common code of      and a WKN code of      ..

Authorization

The issuance of the notes was authorized by resolution of KfW’s Board of Supervisory Directors on September  18, 2008.

Auditors

The independent auditors of KfW are PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft.

Interim Financial Statements

KfW does not publish interim financial statements.

Material Change

Except as disclosed herein, there has been no material adverse change in the business, financial position capitalization or results of operations of KfW since the date of the latest audited financial statements of KfW.

Litigation

To the best knowledge of KfW, except as otherwise disclosed herein, there is no pending or threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving KfW which would materially adversely affect the financial position of KfW.

PROSPECTUS

KfW, Frankfurt/Main, Federal Republic of Germany

Debt Securities

KfW, also known as Kreditanstalt für Wiederaufbau, an institution organized under public law of the Federal Republic of Germany, may from time to time offer debt securities. The securities may consist of notes or bonds. The securities also may, at the option of KfW, be convertible into other securities issued by KfW or exchangeable for securities of other issuers. The securities will be unconditional obligations of KfW.

Pursuant to the Law Concerning KfW (Gesetz über die Kreditanstalt für Wiederaufbau), the securities will benefit from a statutory guarantee of the Federal Republic of Germany.

For each offer and sale of securities under this prospectus, we will provide a prospectus supplement and, if applicable, a pricing supplement with the specific terms of each issue.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2008

United States Taxation	12
Plan of Distribution	23
Validity of Securities	24
Limitations on Actions Against The Federal Republic	24
Enforcement of Civil Liabilities Against KfW	24
Authorized Representative in the United States	24
Official Statements and Documents	25

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”). When we filed the registration statement, we used a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to the total dollar amount registered with the SEC (or the equivalent in other currencies). This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will contain specific information about the terms of that offering. The pricing supplement and/or prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement and pricing supplement together with additional information described under “Where You Can Find More Information” below before you invest.

References in this prospectus to “we” or “us” are to KfW. References to “KfW Bankengruppe” or “group” are to KfW and its consolidated subsidiaries. References to the “Federal Republic” and “Germany” are to the Federal Republic of Germany, and references to the “Federal Government” are to the government of the Federal Republic of Germany.

WHERE YOU CAN FIND MORE INFORMATION

KfW files an annual report on Form 18-K with the SEC. The annual report includes financial, statistical and other information concerning KfW and the Federal Republic. You can inspect and copy this report at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s Public Reference Room. You can also obtain copies of the annual report at prescribed rates from the SEC’s Public Reference Room. All filings made after November 4, 2002 are also available online through the SEC’s EDGAR electronic filing system. Access to EDGAR can be found on the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” the information in documents that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC to the extent such filings indicate that they are intended to be incorporated by reference:

•	Annual Report on Form 18-K of KfW for the year ended December 31, 2007, filed on May 9, 2008;

•	Amendment No. 1 to Annual Report on Form 18-K/A of KfW for the year ended December 31, 2007, filed on May 30, 2008;

•	Amendment No. 2 to Annual Report on Form 18-K/A of KfW for the year ended December 31, 2007, filed on August 29, 2008;

•	Amendment No. 3 to Annual Report on Form 18-K/A of KfW for the year ended December 31, 2007, filed on October 1, 2008;

•	Amendment No. 4 to Annual Report on Form 18-K/A of KfW for the year ended December 31, 2007, filed on October 15, 2008; and

•	Amendment No. 5 to Annual Report on Form 18-K/A of KfW for the year ended December 31, 2007, filed on November 18, 2008.

You may request a copy of these filings at no cost by writing to Deutsche Bank Trust Company Americas (“DBTCA”), c/o Deutsche Bank National Trust Company, Trust & Securities Services, 25 DeForest Avenue, 2nd Floor, Mail Stop: SUM01-0105, Summit, NJ 07901, USA.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information included or incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the dates set forth on the respective cover pages of these documents.

KFW

The following summary information should be read in conjunction with the more complete information included in KfW’s annual report on Form 18-K of KfW for the year ended December 31, 2007, as amended.

Overview

KfW is a public law institution (Anstalt des öffentlichen Rechts) serving domestic and international public policy objectives of the Federal Government. KfW operates under the umbrella brand name KfW Bankengruppe. It conducts its business in the following four areas, three of which operate under the respective brand names noted in italics:

•	Investment finance:

KfW Mittelstandsbank (KfW SME Bank) promotes small and medium-sized enterprises (“SMEs”), business founders, start-ups and self-employed professionals; and

KfW Förderbank (KfW Promotional Bank) offers financing products for housing, environmental, education and infrastructure projects.

•	Export and project finance:

KfW IPEX-Bank (which since January 1, 2008, has been a legally independent entity wholly-owned by KfW), offers customized financing for exports and project and corporate financing world-wide.

•	Promotion of developing and transition countries:

KfW Entwicklungsbank (KfW Development Bank) deals with KfW’s public sector development cooperation activities; and

DEG (DEG — Deutsche Investitions- und Entwicklungsgesellschaft mbH, German Investment and Development Company, a legally independent entity wholly-owned by KfW) finances private-sector investments in developing countries.

•	Shareholdings, treasury and services.

As a public law institution serving public policy objectives of the Federal Government, KfW is not subject to corporate taxes (although certain of its subsidiaries are) and does not seek to maximize profits. KfW does, however, seek to maintain an overall level of profitability that allows it to strengthen its equity base in order to support the growth in the volume of its business. KfW is prohibited from distributing profits, which are instead allocated to statutory and special reserves. KfW is also prohibited from taking deposits, conducting current account business or dealing in securities for the account of others.

KfW is organized under the Law Concerning KfW (Gesetz über die Kreditanstalt für Wiederaufbau, the “KfW Law”), as a public law institution with unlimited duration. Its offices are located at Palmengartenstraße 5-9, 60325 Frankfurt am Main, Federal Republic of Germany. KfW’s telephone number is 011-49-69-74310. KfW also maintains branch offices in Berlin and Bonn, as well as a liaison office to the European Union in Brussels.

Ownership

The Federal Republic holds 80% of KfW’s capital, and the German federal states (the “Länder”) hold the remaining 20%. Shares in KfW’s capital may not be pledged or transferred to entities other than the Federal Republic or the Länder. Capital contributions have been and are expected to continue to be made to KfW in such proportions as to maintain the relative share of capital held by the Federal Republic and the Länder.

Relationship with the Federal Republic

Guarantee of the Federal Republic

The KfW Law expressly provides that the Federal Republic guarantees all existing and future obligations of KfW in respect of money borrowed, bonds issued and derivative transactions entered into by KfW, as well as obligations of third parties that are expressly guaranteed by KfW (KfW Law, Article 1a). Under this statutory guarantee (the “Guarantee of the Federal Republic”), if KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by it when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable. The Federal Republic’s obligation under the Guarantee of the Federal Republic ranks equally, without any preference, with all of its other present and future unsecured and unsubordinated indebtedness. Holders of securities issued by KfW may enforce this obligation directly against the Federal Republic without first having to take legal action against KfW. The Guarantee of the Federal Republic is strictly a matter of statutory law and is not evidenced by any contract or instrument. It may be subject to defenses available to KfW with respect to the obligations covered. For more information about the Guarantee of the Federal Republic, see “Responsibility of the Federal Republic for KfW — Guarantee of the Federal Republic” below.

Institutional Liability (Anstaltslast)

Under the German administrative law principle of Anstaltslast, the Federal Republic has an obligation to safeguard KfW’s economic basis. Under Anstaltslast, the Federal Republic must keep KfW in a position to pursue its operations and enable it, in the event of financial difficulties, through the allocation of funds or in some other appropriate manner, to meet its obligations when due. Anstaltslast is not a formal guarantee of KfW’s obligations by the Federal Republic, and creditors of KfW do not have a direct claim against the Federal Republic. Nevertheless, the effect of this legal principle is that KfW’s obligations, including the obligations to the holders of securities issued by it, are fully backed by the credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the German Parliament. For more information about the institutional liability of the Federal Republic, see “Responsibility of the Federal Republic for KfW — Institutional Liability (Anstaltslast)” below.

Supervision

KfW is generally exempt from the requirements of the German Banking Act (Kreditwesengesetz). Under the KfW Law, the Federal Ministry of Finance, in consultation with the Federal Ministry of Economics and Technology, supervises KfW and has the power to adopt all measures necessary to safeguard the compliance of KfW’s business operations with applicable laws, KfW’s by-laws and other regulations. Subject to the foregoing, the Federal Ministry of Finance does not have the right to influence business decisions made by KfW’s Board of Managing Directors or Board of Supervisory Directors. KfW’s overall activities are supervised by its Board of Supervisory Directors, which consists of seven Federal Ministers, seven appointees of each of the two Houses of

Parliament, the Bundesrat and the Bundestag, and representatives of various sectors and institutions of the German economy.

In addition to the annual audit of its financial statements, KfW, as a government-owned entity, is subject to an audit that meets the requirements of the Budgeting and Accounting Act (Haushaltsgrundsätzegesetz). The Budgeting and Accounting Act requires that this audit and the resulting reporting be designed so as to enable the Board of Supervisory Directors, the responsible Federal Ministry, and the Federal Court of Auditors (Bundesrechnungshof) to form their own opinions and to take action as and when required. One of the specific aspects to be covered by this audit and the related reporting is the proper conduct of KfW’s business by its management.

Under the terms of the various agreements concluded between KfW and the government authorities sponsoring KfW’s programs, KfW is also required to have an auditor to report on the proper discharge of KfW’s duties and the efficiency and the effectiveness of its administration.

Understanding with the European Commission

In order to clarify that the Federal Republic’s responsibility for KfW’s obligations is compatible with prohibitions under European Union law against state aid, the German Federal Ministry of Finance and the European Commissioner for Competition (the “Commissioner”) held discussions which were formalized in an understanding reached on March 1, 2002. According to this understanding, KfW was required to transfer all lending activities outside the scope of its promotional activities to a legally independent subsidiary that would not be funded at other than market rates of interest or extended any benefits of the statutory Guarantee of the Federal Republic or Anstaltslast after December 31, 2007. However, the understanding also acknowledges that, in respect of the promotional activities for which KfW is responsible, KfW will continue to benefit from the Guarantee of the Federal Republic and Anstaltslast. For more information about the Guarantee of the Federal Republic and Anstaltslast, see “— Guarantee of the Federal Republic” and “— Institutional Liability (Anstaltslast)” above.

On January 1, 2008, KfW IPEX-Bank GmbH, a limited liability corporation (Gesellschaft mit beschränkter Haftung) formed as a wholly-owned subsidiary of KfW, commenced operations as a legally independent entity, thus satisfying the requirements set forth in the understanding with the European Commission. KfW IPEX-Bank conducts those export and project finance activities which the Commissioner deemed to fall outside the scope of KfW’s promotional activities directly and on its own behalf. The permitted promotional export and project finance activities are conducted by KfW IPEX-Bank in its own name on behalf of KfW on a trust basis. KfW provides funding for KfW IPEX-Bank’s financing business at market rates based on the ratings of AA- and Aa3 (both with stable outlook) assigned to KfW IPEX-Bank by Standard and Poor’s Rating Services and Moody’s Investors Service, respectively. In accordance with the understanding with the European Commission, KfW IPEX-Bank obtained a banking license and is subject to the German Banking Act and the corporate tax regime.

USE OF PROCEEDS

The net proceeds from the sale of securities offered by KfW will be used by KfW for its general business.

DESCRIPTION OF SECURITIES

The following briefly summarizes the terms and conditions of the securities offered by KfW as separate series of notes or bonds from time to time and the agency agreements relating to such securities. Copies of the forms of the securities and the forms of agency agreements are filed as exhibits to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to those exhibits. Terms that are used in this prospectus and that are defined in the agency agreements have the respective meanings given to them in the agency agreements, unless otherwise defined in this prospectus.

General

KfW’s securities may be denominated, at its option, in euro, U.S. dollars, other currency or currencies or composite currencies, and/or amounts determined by reference to an index. KfW may issue debt securities in one or more series as it may authorize from time to time. This section summarizes the terms that are common to all series of the securities which KfW may offer. The financial or other specific terms of your series are described in the applicable prospectus supplement and/or pricing supplement, which are attached to or accompany this prospectus. If the terms described in the prospectus supplement or pricing supplement that applies to your series of KfW securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement or pricing supplement, as the case may be.

The prospectus supplement and/or the pricing supplement that relate to your securities will specify the following terms:

•	the title of the securities;

•	the aggregate principal amount, and any limitation of that amount, of the securities;

•	the denominations in which KfW may issue the securities;

•	the currency or currencies of such denominations and the currency in which payments will be made;

•	the price at which the securities will be issued, expressed as a percentage of their principal amount;

•	the maturity date or dates of the securities;

•	the interest rate or rates which the securities will bear, if any, which may be fixed or variable, and the method by which such rate or rates will be calculated;

•	the dates on which KfW must pay interest;

•	where and how KfW will pay principal, premium, if any, and interest on the securities;

•	whether and in what circumstances the securities may or must be redeemed or repaid before maturity;

•	whether and in what circumstances KfW’s obligations under the securities may be terminated;

•	whether the securities will be convertible into other securities issued by KfW or exchangeable for securities of other issuers;

•

whether any part or all of the securities will be issued in the form of one or more global securities and, if so, the identity of the depositary for the global securities and the terms of the depositary system;

•	the exchange or exchanges, if any, on which KfW will apply to have the securities listed;

•	any sinking fund provisions; and

•	any other terms of the securities.

The prospectus supplement and/or pricing supplement relating to KfW’s securities will also describe special United States federal income tax, German income tax and other tax considerations that apply to your securities, if any.

KfW may issue securities that bear no interest, or that bear interest at a rate that is below the market rate at the time they are issued, for sale at a substantial discount below their stated principal amount.

There will be a registrar and/or one or more paying agents or fiscal agents, generally referred to respectively as the “paying agent(s),” “fiscal agent(s)” or “agent(s)” for KfW in connection with the securities. The duties of the agents will be governed by the relevant agency agreement. KfW may replace any agent and may appoint a different or additional agent for different series of securities. KfW may maintain deposit accounts and conduct other banking and financial transactions with the agent. Each agent is solely KfW’s agent and does not act as a trustee for the security holders nor does it have a trustee’s responsibilities or duties to act for the holders in the way a trustee would.

The agent will maintain a register at an office in Frankfurt am Main or in New York, as provided in the agency agreement, and in any other city required by the rules of the relevant stock exchange or applicable law, to register transfers of securities issued in registered form, subject to any restrictions set forth in the prospectus supplement and/or pricing supplement relating to the securities.

Principal of, premium, if any, and interest on the securities will be payable at the place or places and in the currency or currencies as are designated by KfW and in the manner set forth in the applicable prospectus supplement and/or pricing supplement.

There will be no “gross-up” provision which would require additional payments to be made in respect of the securities in the event that any withholding taxes are imposed.

Rank of Securities

The securities will not be secured by any of KfW’s property or assets and will not be subordinated to any of KfW’s other general obligations. The securities will, therefore, rank equally with each other and with all of KfW’s other unsecured and unsubordinated indebtedness, subject to any mandatory statutory exceptions that apply.

Governing Law; Jurisdiction

The agency agreements and the securities will be governed by, and interpreted in accordance with, the laws of the Federal Republic.

Any action or legal proceedings arising out of or in connection with the securities may be brought only in the District Court (Landgericht) in Frankfurt am Main.

RESPONSIBILITY OF THE FEDERAL REPUBLIC FOR KFW

Guarantee of the Federal Republic

As discussed under “KfW — Relationship with the Federal Republic — Guarantee of the Federal Republic” above, under the Guarantee of the Federal Republic, in the event that KfW fails to make any payment of principal, premium, if any, or interest or any other amount required to be paid with respect to securities issued by KfW, when the same is due and payable, the Federal Republic will be liable at all times for that payment as and when it shall become due and payable.

The Federal Republic has not appointed an agent in the United States upon whom process may be served in any action based on its obligations under its Guarantee, has not consented to or agreed to submit to the jurisdiction of any court in the United States in respect of such actions and has not waived any immunity from the jurisdiction of courts in the United States to which it may be entitled in respect of any such action. As a result, it may not be possible to obtain a judgment against the Federal Republic in respect of securities covered by the Guarantee of the Federal Republic in a court in the United States or to enforce in the Federal Republic any such judgment that may be so obtained.

The Federal Republic may be sued in the courts of the Federal Republic, without any public official’s or authority’s consent to bring proceedings or obtain judgment against the Federal Republic.

Institutional Liability (Anstaltslast)

As discussed under “KfW — Relationship with the Federal Republic — Institutional Liability (Anstaltslast)”, under the German administrative law principle of Anstaltslast or institutional liability, the Federal Republic, as the constituting body of KfW, is required to assume responsibility to KfW for the performance of KfW’s obligations.

The responsibility of the Federal Republic under the principle of Anstaltslast is an obligation to KfW itself. Under German law, KfW (or its liquidator) would be required to enforce its rights against the Federal Republic in the event it needed to do so in order to meet its obligations to third parties. Moreover, if KfW were to default on an obligation, the Federal Republic would not, under Anstaltslast, be permitted to wait for KfW to enforce its rights; the Federal Republic would be required on its own authority to take steps to enable KfW to perform its obligations when due. Accordingly, while Anstaltslast is not a formal guarantee of KfW’s obligations by the Federal Republic and creditors of KfW do not have a direct claim against the Federal Republic under Anstaltslast, the effect of this legal principle is that KfW’s obligations are fully backed by the credit of the Federal Republic.

DEBT RECORD

Neither KfW nor the Federal Republic has ever defaulted on the payment of principal of, or premium or interest on, any security issued by it.

FEDERAL REPUBLIC TAXATION

The following is a general discussion of certain German tax consequences of the acquisition and ownership of the securities offered by KfW. This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase these securities. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular purchaser. This summary is based on the laws of the Federal Republic currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive or retrospective effect.

Prospective purchasers of securities are advised to consult their own tax advisors as to the tax consequences of the purchase, ownership and disposition of securities, including the effect of any state or local taxes, under the tax laws applicable in the Federal Republic and each country of which they are residents.

Income tax

Securities Held by Tax Residents as Private Assets

Taxation of Interest.    Payments of interest on the securities to its holders who are tax residents of the Federal Republic (i.e., persons whose residence or habitual abode is located in the Federal Republic) are subject to German income tax. In each case where German income tax liability arises, a solidarity surcharge (Solidaritätszuschlag) in an amount of 5.5% of such tax liability is levied in addition to such tax. If coupons or interest claims are disposed of separately (i.e. without the securities), the proceeds from the disposition are subject to income tax. The same applies to proceeds from the redemption of coupons or interest claims if the security is disposed of separately.

Upon the disposition of a security carrying interest, a disposing security holder will also have to include in his taxable income any consideration invoiced separately for such portion of the interest of the current interest payment period which is attributable to the period up to the disposition of the security (“Accrued Interest”).

If the securities are held in a custodial account that the security holder maintains with a German branch of a German or non-German bank or financial services institution (the “Disbursing Agent”) a 30% withholding tax on interest payments (Zinsabschlag), plus solidarity surcharge, will be levied, resulting in a total tax charge of 31.65% of the gross interest payment. Withholding tax is also imposed on Accrued Interest.

In computing the tax to be withheld, the Disbursing Agent may deduct from the basis of the withholding tax any Accrued Interest paid by the security holder to the Disbursing Agent during the same calendar year. In general, no withholding tax will be levied if the security holder is an individual (1) whose security does not form part of the property of a German trade or business, and (2) who filed a withholding exemption certificate (Freistellungsauftrag) with the Disbursing Agent, but only to the extent the interest income derived from the security together with other investment income does not exceed the maximum exemption amount shown on the withholding exemption certificate. Similarly, no withholding tax will be deducted if the security holder has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the relevant local tax office.

However, the withholding tax will apply at a rate of 35% (plus solidarity surcharge), resulting in a total tax charge of 36.925% of the gross amount of interest if the Disbursing Agent does not hold the securities in custody, but disburses or credits the proceeds from the securities upon presentation of a coupon (whether or not presented with the security to which it appertains) to a holder of such coupon (other than a non-German bank or financial services institution). If the securities are not kept in a custodial account with a Disbursing Agent, withholding tax at the aforementioned rate will also be levied upon the proceeds from the disposition or redemption of a coupon. Where the 35% withholding tax (plus solidarity surcharge) applies, Accrued Interest paid cannot be taken into account in determining the withholding tax base. In such cases, the withholding tax is to be levied on the gross amount of the interest without deduction of Accrued Interest paid in the relevant calendar year, if any.

Withholding tax and solidarity surcharge thereon are credited as prepayments against the German income tax and the solidarity surcharge liability of the German tax resident. Amounts overwithheld will entitle the security holder to a refund, based on an assessment to tax.

From January 1, 2009, payments of interest on the securities to individual tax residents of the Federal Republic will generally be subject to a flat tax at a rate of 25% (plus solidarity surcharge, resulting in a total tax charge of 26.375%). The total investment income of an individual will only be decreased by a lump sum deduction (Sparer-Pauschbetrag) of EUR 801 (EUR 1,602 for married couples filing jointly), not by a deduction of expenses actually incurred.

The flat tax will be levied by way of withholding if a Disbursing Agent in the Federal Republic is involved in the payment process. Otherwise the security holder will have to include its income on the securities in its tax return and the flat tax will be collected by way of assessment. As in the case of the currently applicable withholding tax described above, the flat tax will not have to be levied to the extent a withholding exemption certificate (Freistellungsauftrag) with sufficient volume has been filed with the Disbursing Agent or a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the relevant local tax office has been submitted.

Payment of the flat tax will generally satisfy any income tax liability of the security holder in respect of such investment income. Security holders may apply for a tax assessment on the basis of general rules applicable to them if the resulting income tax burden is lower than 25%.

Taxation of Capital Gains (Including Deemed Interest).    Under the legislation applicable until December 31, 2008, capital gains from the disposition of securities are generally only taxable to a German tax resident individual if the securities are disposed of within one year after their acquisition.

However, if the issue price of the security is lower than the redemption amount (as in the case of a zero coupon security or other discounted securities) or if the redemption amount is increased as compared with the issue price (as in the case of a security with accrued interest added), the security qualifies as a financial innovation (Finanzinnovation). In such cases a yield to maturity of the security is generally calculated on the basis of the difference between the redemption amount and the issue price. The security holder will generally have to include in his taxable income in the year of the disposition or redemption of the security such portion of the proceeds from the disposition or of the redemption amount of the security, which equals the yield to maturity of the security attributable to the period over which the security holder has held such security, minus interest, including Accrued Interest, already taken into account. If a predetermined yield to maturity of the securities cannot be determined, generally the difference between the proceeds from the disposition or redemption and the issue or purchase price of the security will be subject to income tax in the year of the disposition or redemption of the security (taxation based on market yield).

If the securities qualify as financial innovations and have been kept in a custodial account which the security holder maintains with a Disbursing Agent since the time of issuance or acquisition, respectively, such agent will generally not only withhold tax at a rate of 30% (plus solidarity surcharge) from interest payments and Accrued Interest, but also from the positive difference between the redemption amount (or the proceeds from the disposition) and the issue price (or the purchase price) of the securities. If the securities have been transferred to the custodial account of the Disbursing Agent only after such point in time, withholding tax at the aforementioned rate will be levied on a lump-sum basis of 30% of the proceeds from the disposition, assignment or redemption of the securities.

From January 1, 2009, capital gains from the disposition or redemption of the securities will also be subject to the flat tax on investment income. The flat tax will apply irrespective of any holding period, provided the securities have been acquired after December 31, 2008. If, however, the securities qualify as financial innovations, the flat tax will apply to such capital gains, even if the securities were acquired prior to January 1, 2009.

Under the legislation applicable until 2008, special rules apply where neither the repayment of the principal, in whole or in part, nor a coupon is guaranteed or effectively granted under the securities, i.e., where the securities qualify as “full risk” securities which do not generate investment income. From January 1, 2009, capital gains from the disposal of securities will generally also be subject to the flat tax if the principal is effectively repaid in whole or in part although the repayment was not guaranteed, but depended on a contingent event. With respect to securities which qualify as “full risk” securities, the flat tax will apply to capital gains if the proceeds are received after June 30, 2009, provided that the securities have been acquired after March 14, 2007.

Securities Held by Tax Residents as Business Assets

Payments of interest on the securities held as business assets by German tax resident individuals or corporations (including via a partnership, as the case may be), are generally subject to German income tax (plus solidarity surcharge). The interest will also be subject to trade tax if the securities form part of the property of a German trade or business.

In the case of financial innovations, in each fiscal year the part of the difference between the redemption amount and the issue price or acquisition cost of the security, which according to the yield to maturity is attributable to such period, must be taken into account as interest income and is subject to income tax and trade tax, as the case may be.

Withholding tax and solidarity surcharge thereon, which generally have to be levied and paid, will be credited as advance payments against the German income tax and the solidarity surcharge liability of the German tax resident. Amounts overwithheld will entitle the security holder to a refund, based on an assessment to tax. From January 1, 2009, withholding tax will be levied at a rate of 25% (plus a solidarity surcharge of 5.5% of such tax liability) only also on interest paid on securities held as business assets. However, in this case the withholding tax does not satisfy the income tax liability of the security holder, as in the case of the flat tax, but will only be credited as advance payment against the personal income or corporate income tax liability and the solidarity surcharge of the security holder.

Capital gains from the disposition of the securities, like the payments of interest described above, are generally subject to German income tax and trade tax, as the case may be, even if the securities do not qualify as financial innovations.

Pursuant to the current status of legislation, from January 1, 2009 a withholding tax will generally also be levied at a rate of 25% (plus a solidarity surcharge of 5.5% of such tax liability) on capital gains from the disposition of securities held as business assets, except for securities held by corporations, in which case the withholding tax and solidarity surcharge will generally be credited as advance payments against the income tax liability and the solidarity surcharge of the security holder. Pursuant to the government bill for the 2009 Tax Act, generally no withholding shall be required under certain circumstances in the case of securities held by corporations resident in Germany and upon application in the case of securities held as business assets of any other German business, including the business of an individual or a partnership.

Securities Held by Non-Residents

Interest, including Accrued Interest, and capital gains are not subject to German taxation in the case of non-residents, i.e., persons having neither their residence nor their habitual abode nor legal domicile nor place of effective management in the Federal Republic, unless the securities form part of the business property of a permanent establishment maintained in the Federal Republic. Interest may, however, also be subject to German income tax if it otherwise constitutes income taxable in the Federal Republic (such as income from the letting and leasing of certain German-situs property).

Non-residents of the Federal Republic are, in general, exempt from German withholding tax on interest and solidarity surcharge thereon. However, where the interest is subject to German taxation as set forth in the preceding paragraph and the securities are held in a custodial account with a Disbursing Agent, withholding tax will be levied as explained above under “Securities Held by Tax Residents as Private Assets.”

Where the securities are not kept in a custodial account with a Disbursing Agent and interest or proceeds from the disposition of a coupon or, if the securities qualify as financial innovations, proceeds from the disposition or redemption of a security are paid by a Disbursing Agent to a non-resident of the Federal Republic, such payments will be subject to withholding tax to the extent and at a rate as explained above at “Securities Held by Tax Residents as Private Assets”.

Inheritance and Gift Tax

No inheritance or gift taxes with respect to any security will arise under the laws of the Federal Republic, if, in the case of inheritance tax, neither the decedent nor the beneficiary, or in the case of gift tax, neither the donor nor the donee, is a resident of the Federal Republic and such security is not attributable to a German trade or business for which a permanent establishment is maintained, or a permanent representative has been appointed, in the Federal Republic. Exceptions from this rule apply to certain German citizens who previously maintained a residence in the Federal Republic.

Other Taxes

No stamp, issue, registration or similar taxes or duties will be payable in the Federal Republic in connection with the issuance, delivery or execution of the securities. Currently, net assets tax (Vermögensteuer) is not levied in the Federal Republic.

EU Savings Tax Directive

Under the EU Council Directive 2003/48/EC dated June 3, 2003 on the taxation of savings income in the form of interest payments (the “EU Savings Tax Directive”), which is applicable as from July 1, 2005, each EU Member State must require paying agents (within the meaning of such directive) established within its territory to provide to the competent authority of this state details of the payment of interest made to any individual resident in another EU Member State as the beneficial owner of the interest. The competent authority of the EU Member State of the paying agent (within the meaning of the EU Saving Tax Directive) is then required to communicate this information to the competent authority of the EU Member State of which the beneficial owner of the interest is a resident.

For a transitional period, Austria, Belgium and Luxembourg may opt instead to withhold tax from interest payments within the meaning of the EU Savings Tax Directive at a rate of 20% from 1 July 2008, and of 35% from July 1, 2011.

In conformity with the prerequisites for the application of the EU Savings Tax Directive, a number of non-EU countries and territories, including Switzerland and Liechtenstein, have agreed to apply measures equivalent to those contained in such directive (a withholding system in the case of Switzerland).

By legislative regulations dated January 26, 2004 the German Federal Government enacted the provisions for implementing the EU Savings Tax Directive under German law. These provisions have been applicable since July 1, 2005.

UNITED STATES TAXATION

This discussion describes the material United States federal income tax consequences of owning the securities described in this prospectus which, for purposes of this discussion, are referred to as “notes.” This discussion is the opinion of Sullivan & Cromwell LLP, U.S. counsel to KfW. It applies to you only if you acquire notes in the offering or offerings contemplated by this prospectus and you own your notes as capital assets for tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a person that owns notes that are a hedge or that are hedged against interest rate or currency risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a person liable for alternative minimum tax;

•	a United States expatriate; or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If a partnership holds our notes, the United States federal income tax consequences to a partner will generally depend on the status of the partner and the activities of the partnership.

This discussion deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement and/or pricing supplement. This discussion is based on the Internal Revenue Code of 1986, as amended, to which we refer in this discussion as the “Code,” its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This section describes the tax consequences to a “United States holder.” A United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you, and you should see “— United States Alien Holders” below for information that may apply to you.

Payments of Interest

Except as described below in the case of interest on a “discount note” that is not “qualified stated interest,” each as defined under “— Original Issue Discount — General” below, you will be taxed on any interest on your note, whether payable in U.S. dollars or a foreign currency, as ordinary income at the time you receive the interest or at the time it accrues, depending on your method of accounting for tax purposes.

Interest paid on, and original issue discount (as described under “— Original Issue Discount” below) accrued with respect to the notes that are issued by KfW constitute income from sources outside the United States subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest and original issue discount will, depending on your circumstances, be either “passive” or “general” income for purposes of calculating the foreign tax credit.

Cash Basis Taxpayers.    If you are a taxpayer that uses the “cash receipts and disbursements” method of accounting for tax purposes and you receive an interest payment that is denominated in or determined by reference to a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers.    If you are a taxpayer that uses the accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in or determined by reference to a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year).

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year).

Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you own at the beginning of the first taxable year to which the election applies and to all debt instruments that you thereafter acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in or determined by reference to a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss attributable to the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General.    If you own a note, other than a note with a term of one year or less, it will be treated as a discount note issued at an original issue discount, if the note’s stated redemption price at maturity exceeds its issue price by more than a de minimis amount. Generally, a note’s issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note’s stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is part of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the note. There are special rules for variable rate notes that are discussed under “— Variable Rate Notes” below.

On notes with annual interest payments, such as KfW’s euro-denominated bonds, where at least one due date for an interest payment is not a business day, interest on the notes will, as a technical matter, not be “qualified stated interest” within the meaning of the Treasury Regulations. It is, therefore, possible that the notes will be treated as discount notes issued with original issue discount.

Your note will have de minimis original issue discount and will not be a discount note, if the amount by which its stated redemption price at maturity exceeds its issue price is less than 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. If your note has de minimis original issue discount, you must include the de minimis original issue discount in income as stated principal payments are made on the note, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount.” You can determine the includible amount with respect to each such payment by multiplying the total amount of your note’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

divided by:

•	the stated principal amount of the note.

Inclusion of Original Issue Discount in Income.    Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you own your discount note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount note must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount note’s adjusted issue price at the beginning of the accrual period by your note’s yield to maturity; and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

You must determine the discount note’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note’s adjusted issue price at the beginning of any accrual period by:

•

adding your discount note’s issue price and any accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below); and then

•	subtracting any payments made on your discount note in any prior accrual period that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your note (other than any payment of qualified stated interest); and

•	your note’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium.    If you purchase your note for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on your note after the purchase date but is greater than the amount of your note’s adjusted issue price (as determined under “— General” above), the excess is “acquisition premium.” If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount” below, then you must reduce the daily portions of OID by an amount equal to:

•	the excess of your adjusted basis in the note immediately after purchase over the adjusted issue price of your note divided by:

•	the excess of the sum of all amounts payable (other than qualified stated interest) on your note after the purchase date over your note’s adjusted issue price.

Pre-Issuance Accrued Interest.    An election can be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your note is to be made within one year of your note’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

Notes Subject to Contingencies Including Optional Redemption.    Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), you must include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement and/or pricing supplement.

Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or the issuer have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then:

•

in the case of an option or options that the issuer may exercise, the issuer will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note; and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.

If both you and the issuer hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules, then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount.    You may elect to include in gross income all interest that accrues on your note using the constant-yield method described under “— Inclusion of Original Issue Discount in Income” above, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described under “— Notes Purchased at a Premium” below) or acquisition premium.

If you make this election for your note, then, when you apply the constant-yield method:

•	the issue price of your note will equal your cost;

•	the issue date of your note will be the date you acquired it; and

•	no payments on your note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the note for which you make it; however, if the note for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that you own as of the beginning of the taxable year in which you acquire the note for which you made this election or which you acquire thereafter. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed under “— Market Discount” below to include market discount in income currently over the life of all debt instruments that you currently own or thereafter acquire. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

Variable Rate Notes.    Your note will be a variable rate note if your note’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15 percent of the total noncontingent principal payments;

and your note provides for stated interest, compounded or paid at least annually, only at:

(1)	one or more qualified floating rates;

(2)	a single fixed rate and one or more qualified floating rates;

(3)	a single objective rate; or

(4)	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your note will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated, or

•	the rate is equal to such a rate multiplied by either:

(1)	a fixed multiple that is greater than 0.65 but not more than 1.35; or

(2)	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate,

and the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

Your note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

Your note will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•

the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•

the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

Commercial paper rate notes, Prime rate notes, LIBOR notes, Treasury rate notes, CD rate notes, CMT rate notes, Eleventh District Cost of Funds rate notes and Federal funds rate notes generally will be treated as variable rate notes under these rules.

In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your note by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate note;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Notes.    In general, if you are an individual or other cash basis United States holder of a note having a term of one year or less, a short-term note, you are not required to accrue OID (as specially defined below for the purposes of this paragraph) for U.S. federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note’s stated redemption price at maturity.

Foreign Currency Discount Notes.    If your discount note is denominated in or determined by reference to a foreign currency, you must determine OID for any accrual period on your discount note in that foreign currency, and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “— Payments of Interest” above. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

Market Discount

You will be treated as if you purchased your note, other than a short-term note, at a market discount and your note will be a market discount note if:

•	you purchase your note for less than its issue price (as determined under “— Original Issue Discount — General” above); and

•

your note’s stated redemption price at maturity or, in the case of a discount note, the note’s revised issue price, exceeds the price you paid for your note by at least 1/4 of 1 percent of your note’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note’s maturity.

To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

If your note’s stated redemption price at maturity or, in the case of a discount note, its revised issue price, does not exceed the price you paid for the note by 1/4 of 1 percent multiplied by the number of complete years to the note’s maturity, the excess constitutes de minimis market discount, and the rules that we discuss below are not applicable to you.

If you recognize gain on the maturity or disposition of your market discount note, you must treat it as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election to accrue market discount using a constant-yield method, it will apply only to the note with respect to which it is made and you may not revoke it.

If you own a market discount note and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

Notes Purchased at a Premium

If you purchase your note for an amount in excess of its principal amount, other than payments of qualified stated interest, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable, based on your note’s yield to maturity, to that year. If your note is denominated in or determined by reference to a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments, the interest on which is excludible from gross income, that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you thereafter acquire, and you may not revoke it without the consent of the Service. See also “— Original Issue Discount — Election to Treat All Interest as Original Issue Discount.”

Purchase, Sale and Retirement of the Notes

Your tax basis in your note will generally be the U.S. dollar cost (as defined below) of your note, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your note; and then

•	subtracting the amount of any payments on your note that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on your note.

If you purchase your note with a foreign currency, the U.S. dollar cost of your note will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. Such gain or loss will generally be treated as United States source gain or loss. If your note is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the note is disposed of or retired, except that in the case of a note that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your note, except to the extent:

•	described under “— Original Issue Discount — Short-Term Notes” or “— Market Discount” above;

•	attributable to accrued but unpaid interest;

•	the rules governing contingent payment obligations apply; or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

You must treat a portion of the gain or loss that you recognize on the sale or retirement of a note as United States source ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement (or the settlement date if your note is traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer that so elects). If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss and generally will be United States source gain or loss.

Indexed Notes, Amortizing Notes and Notes Convertible or Exchangeable Into Other Securities

The applicable prospectus supplement or pricing supplement will discuss any special United States federal income tax rules with respect to notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations and that are not subject to the rules governing variable rate notes, and with respect to any amortizing notes and notes that are convertible or exhangeable into other securities.

United States Alien Holders

This section describes the tax consequences to a “United States alien holder” of notes issued by KfW. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder of notes issued by KfW, this section does not apply to you.

Payments of Interest

Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest, including OID, on a note is exempt from U.S. federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless you both:

•	have an office or other fixed place of business in the United States to which the interest is attributable; and

•	derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale, Retirement and Other Disposition of the Notes

You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of a note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the U.S. federal estate tax, the notes will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Treasury Regulations Requiring Disclosure of Reportable Transactions

United States taxpayers are required to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the notes are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the notes in connection with a U.S. trade or business) that recognizes a loss with respect to the notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Backup Withholding and Information Reporting

This section describes the backup withholding and information reporting requirements regarding holders of notes issued by KfW.

United States Holders

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•

payments of principal, premium and interest (including OID) on a note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States; and

•	the payment of proceeds from the sale of a note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

United States Alien Holders

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal, premium and interest (including OID) made to you outside the United States by KfW or another non-United States payor;

•

other payments of principal, premium and interest (including OID), and the payment of the proceeds from the sale of a note effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax; and

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

(1)	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person; or

(2)	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

(1)	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

(2)	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

PLAN OF DISTRIBUTION

KfW may sell securities either:

•	through underwriters or dealers; or

•	directly to one or a limited number of institutional purchasers.

The applicable prospectus supplement or pricing supplement with respect to securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, the price of the securities or the basis on which the price will be determined and the net proceeds to KfW from the sale, any underwriting discounts or other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

If underwriters are used in any sale, the underwriters will acquire securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or others, as designated. Unless otherwise set forth in the applicable prospectus supplement or pricing supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Under agreements entered into with KfW, underwriters may be entitled to indemnification by KfW against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters may be required to make in respect of those liabilities. Underwriters may engage in transactions with or perform services for KfW in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of the securities will be passed upon on behalf of KfW by the Legal Department of KfW and on behalf of any underwriters by Hengeler Mueller Partnerschaft von Rechtsanwälten, Frankfurt am Main.

All statements in this prospectus with respect to the Guarantee of the Federal Republic have been passed upon by the Legal Department of KfW and are included upon its authority.

KfW is also being represented by Sullivan & Cromwell LLP, New York, New York, and the underwriters are also being represented by Simpson Thacher & Bartlett LLP, New York, New York. As to all matters of German law, Sullivan & Cromwell LLP and Simpson Thacher & Bartlett LLP may rely on the opinions of the Legal Department of KfW and Hengeler Mueller Partnerschaft von Rechtsanwälten, respectively.

LIMITATIONS ON ACTIONS AGAINST THE FEDERAL REPUBLIC

The Federal Republic will not waive any immunity from jurisdiction in the United States for any purpose. The Federal Republic is, however, subject to suit in competent courts in Germany. The U.S. Foreign Sovereign Immunities Act may provide an effective means of service and preclude granting sovereign immunity in actions in the United States arising out of or based on the U.S. federal securities laws. Under that Act, execution upon the property of the Federal Republic in the United States to enforce a judgment is limited to an execution upon property of the Federal Republic used for the commercial activity on which the claim was based. A judgment of a U.S. state or federal court may not be enforceable in a German court if based on jurisdiction based on the U.S. Foreign Sovereign Immunities Act or if based on the U.S. federal securities laws or if such enforcement would otherwise violate German public policy or be inconsistent with German procedural law. Under the laws of the Federal Republic, the property of the Federal Republic is not subject to attachment or to seizure.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST KFW

KfW is located in Germany and the members of the Board of Managing Directors and the Board of Supervisory Directors, as well as the experts and governmental officials referred to in this prospectus, are non-residents of the United States, and all or a substantial portion of the assets of KfW and of certain of such other persons are located outside the United States. As a result, it may be difficult or impossible for investors to obtain jurisdiction over those persons in proceedings brought in courts in the United States, or to realize in the United States upon judgments of U.S. courts against those persons, including judgments predicated upon civil liabilities under the U.S. securities laws. There may be doubt as to the enforceability in the German courts in original actions of liabilities predicated upon U.S. securities laws and as to the enforceability in German courts of judgments of U.S. courts including judgments imposing liabilities predicated upon U.S. securities laws.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

The name and address of the authorized representative of KfW and the Federal Republic in the United States for purposes of the Securities Act of 1933 is KfW International Finance Inc., 1105 North Market Street, Suite 1300, Wilmington, Delaware 19899, USA.

OFFICIAL STATEMENTS AND DOCUMENTS

The information set forth in this prospectus or incorporated in this prospectus by reference relating to the Federal Republic is stated by Elke Kallenbach in her official capacity as Ministerialrätin in the Federal Ministry of Finance. The documents referred to in the information incorporated in this prospectus by reference relating to the Federal Republic as being the sources of financial or statistical data set forth in that information are in all cases official public documents of the Federal Republic or its agencies, with the exception of the International Financial Statistics of the International Monetary Fund, the Annual Report of the European Investment Bank and documents released by the European Union on its official website, which are official public documents of these international organizations.

KfW, Frankfurt/Main, Federal Republic of Germany

EGP

    % Global Notes due 2010

Payable in U.S. dollars

Prospectus Supplement

J.P. Morgan

Dated     , 2009